Exhibit (a)(5)(ii)

Investor Contact: (800) 262-1122

FOR IMMEDIATE RELEASE

Eaton Vance Limited Duration Income Fund,

Eaton Vance Senior Floating-Rate Trust, and Eaton Vance Senior Income Trust

Announce Tender Offers for Outstanding Auction Preferred Shares

BOSTON, MA, April 30, 2026 — Eaton Vance Limited Duration Income Fund (NYSE American: EVV), Eaton Vance Senior Floating-Rate Trust (NYSE: EFR), and Eaton Vance Senior Income Trust (NYSE: EVF) (each a “Fund,” and together, the “Funds”) announced that each Fund today commenced a voluntary tender offer (each, a “Tender Offer” and together, the “Tender Offers”) for up to 100% of its outstanding auction preferred shares (“APS”) at a price per share equal to 98% of the APS liquidation preference of $25,000 per share (or $24,500 per share), plus any unpaid APS dividends accrued through the expiration date of the Tender Offer. Each Fund’s Tender Offer will expire at 5:00 P.M., New York City Time, on May 29, 2026, unless otherwise extended. It is expected that the payment of the Tender Offer proceeds will be made as soon as practicable after the expiration date of the Tender Offers, or such later date to which the Tender Offers may be extended.

This announcement is not a recommendation, an offer to purchase, or a solicitation of an offer to sell APS of the Funds. The Funds will file with the Securities and Exchange Commission a tender offer statement on Schedule TO and related exhibits, including an offer to purchase, a related letter of transmittal and other related documents (the “Tender Offer Documents”). The Tender Offer Documents were mailed or distributed electronically to APS holders starting today. Each Fund’s Tender Offer is conditioned on certain conditions as set forth in the Tender Offer Documents. Preferred shareholders of the Funds should read the Tender Offer Documents carefully as they contain important information about the Tender Offers. Preferred Shareholders of the Funds can also obtain a free copy of the Tender Offer Documents at the SEC’s website at www.sec.gov. APS holders may obtain further information regarding the Tender Offers by calling EQ Fund Solutions, LLC, the Funds’ information agent for the Tender Offers, at (877) 732-3614.

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About the Funds

Shares of closed-end funds often trade at a discount from their net asset value. The market price of each Fund’s shares may vary from net asset value based on factors affecting the supply and demand for shares, such as Fund distribution rates relative to similar investments, investors’ expectations for future distribution changes, the clarity of each Fund’s investment strategy and future return expectations, and investors’ confidence in the underlying markets in which each Fund invests. Fund shares are subject to investment risk, including possible loss of principal invested. The Funds are not a complete investment program and you may lose money investing in the Funds. An investment in a Fund may not be appropriate for all investors. Before investing, prospective investors should consider carefully each Fund’s investment objective, risks, charges and expenses.

Eaton Vance is part of Morgan Stanley Investment Management, the asset management division of Morgan Stanley.

About Morgan Stanley Investment Management

Morgan Stanley Investment Management, together with its investment advisory affiliates, has more than 1,300 investment professionals around the world and $1.9 trillion in assets under management or supervision as of March 31, 2026. Morgan Stanley Investment Management strives to provide outstanding long-term investment performance, service, and a comprehensive suite of investment management solutions to a diverse client base, which includes governments, institutions, corporations and individuals worldwide. For further information about Morgan Stanley Investment Management, please visit www.morganstanley.com/im.

About Morgan Stanley

Morgan Stanley (NYSE: MS) is a leading global financial services firm providing a wide range of investment banking, securities, wealth management and investment management services. With offices in 42 countries, the Firm’s employees serve clients worldwide including corporations, governments, institutions and individuals. For more information about Morgan Stanley, please visit www.morganstanley.com.

This press release is for informational purposes only and is not intended to, and does not, constitute an offer to purchase or sell shares of the Funds. Additional information about the Funds, including performance and portfolio characteristic information, is available at eatonvance.com.

Statements in this press release that are not historical facts are “forward-looking statements” as defined by the U.S. securities laws. You should exercise caution in interpreting and relying on forward-looking statements because they are subject to uncertainties and other factors which are, in some cases, beyond a Fund’s control and could cause actual results to differ materially from those set forth in the forward-looking statements. All forward-looking statements are as of the date of this release only; each Fund undertakes no obligation to update or review any forward-looking statements.

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